     As filed with the Securities and Exchange Commission on April 12, 1999
                                                Registration No. 333-75579
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 _____________

                              AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________

                                  PSINET INC.
            (Exact name of registrant as specified in its charter)

            New York                                          16-1353600
  (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                510 Huntmar Park Drive, Herndon, Virginia 20170
                                (703) 904-4100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David N. Kunkel, Esq.
                 Executive Vice President and General Counsel
                                  PSINet Inc.
                510 Huntmar Park Drive, Herndon, Virginia 20170
         Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 _____________
                                  Copies To:

                      Nixon, Hargrave, Devans & Doyle LLP
                 437 Madison Avenue, New York, New York  10022
                    Attention:  Richard F. Langan, Jr. Esq.
                           Bruce E. Rosenthal, Esq.
         Telephone No.:  (212) 940-3140/Facsimile No.:  (212) 940-3111

                                 _____________
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

------------------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities    Amount to be Registered   Proposed Maximum    Proposed Maximum    Amount of  Registration
 to be Registered (1)                                           Offering Price    Aggregate Offering             Fee
                                                                 Per Security          Price (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3)                       (4)             (4)                        (4)
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 par value(3)                    (4)             (4)                        (4)
------------------------------------------------------------------------------------------------------------------------------------
Units                                                 (4)             (4)                        (4)
------------------------------------------------------------------------------------------------------------------------------------
     Total                                $1,000,000,000              (4)         $1,000,000,000 (5)            $278,000 (6)(7)
------------------------------------------------------------------------------------------------------------------------------------


     (1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, and shares of preferred stock so offered or sold that are exchangeable for or convertible into shares of common stock.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933, as amended.

     (3) This includes an indeterminate number of shares of common stock issuable as dividends on, and upon conversion of the preferred stock pursuant to Rule 457(o). No filing fee is required pursuant to Rule 457(i). This also includes an indeterminate number of shares of common stock that may be deliverable at the Registrant's option from time to time in the future in exchange for funds to be held in a Deposit Account on behalf of the purchasers of the preferred stock. This also registers interests in any Deposit Account to the extent such interests are required to be registered.

     (4) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D. of Form S-3.

     (5) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $1,000,000,000. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of shares of preferred stock registered hereunder.

     (6) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

     (7)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------


                  SUBJECT TO COMPLETION, DATED APRIL 12, 1999


PROSPECTUS

                                  PSINET INC.


                                 COMMON STOCK
                                PREFERRED STOCK
                        _______________________________

PSINet:                                      THE OFFER:

 . We are a leading provider of               By this prospectus, we may offer,
  Internet access services                   from time to time, in one or more
  and related products to                    series or classes, the following
  businesses.                                securities:

 . PSINet Inc.                                .  shares of our common stock
  510 Huntmar Park Drive
  Herndon, Virginia  20170                   .  shares of our preferred stock
  (703) 904-4100


     The aggregate initial offering price of these "offered securities" that we may issue under this prospectus will not exceed $1,000,000,000.

     Our common stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "PSIX." On April 9, 1999, the last reported sale price of our common stock was $52.125.

     We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

                 _____________________________________________

You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

Investing in the offered securities involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 _____________________________________________

                             __________ ___, 1999.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
     THE COMPANY................................................  3
     RISK FACTORS...............................................  4
     USE OF PROCEEDS............................................ 17
     RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
        AND PREFERRED DIVIDENDS................................. 17
     DESCRIPTION OF PREFERRED STOCK TO BE OFFERED
        BY PROSPECTUS SUPPLEMENT................................ 18
     DESCRIPTION OF CAPITAL STOCK............................... 21
     DESCRIPTION OF INDEBTEDNESS................................ 26
     PLAN OF DISTRIBUTION....................................... 29
     LEGAL MATTERS.............................................. 30
     EXPERTS.................................................... 30
     DOCUMENTS INCORPORATED BY REFERENCE........................ 30
     ABOUT THIS PROSPECTUS...................................... 31
     WHERE YOU CAN FIND MORE INFORMATION........................ 31

                                  THE COMPANY

     We are a leading global provider of Internet access services and related products to businesses. We provide dedicated and dial-up Internet connections to businesses in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 12 of the 20 largest global telecommunications markets, with operations organized into four geographic operating segments - the U.S., Canada, Europe and Asia. We also offer, in addition to Internet connectivity services, services and products to businesses that enable them to maximize utilization of the Internet in their day-to-day operations in and outside of their workplaces.
Some of these value-added services include corporate intranets, Web hosting services that permit customers to market themselves on the Internet without having to invest significantly in technology infrastructure and operations staff, remote user access services that permit customers to allow their mobile personnel to access their corporate network and systems resources in 150 countries using the Internet, multi-currency electronic commerce services, security services and voice-over-Internet (as opposed to standard telephone) services. We also own and operate a technologically advanced, high-speed network that is one of the primary backbones that comprise the Internet. In addition to being an Internet service provider and operating our network, we also provide network connectivity and related services to other telecommunications carriers and Internet service providers to further utilize our network capacity.

     Our mission is to build a premier Internet protocol-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other Internet service providers and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet and related tools.

     We serve, as of December 31, 1998, approximately 54,700 business accounts, including 168 Internet service providers. Our technologically advanced network is connected to over 500 sites that enable customers to connect to the Internet, called points-of-presence, in 12 countries and is connected with other large Internet service providers at 27 points through contractual arrangements that permit the exchange of data communications, called peering arrangements. We believe that our scaleable Internet Protocol-optimized network, in combination with our highly trained, around-the-clock customer care team, enables us to deliver superior performance and reliability.

                              ___________________

     We are a New York corporation and our principal executive offices are located at 510 Huntmar Park Drive, Herndon, Virginia 20170. Our telephone number is (703) 904-4100.

     Additional information concerning us is incorporated by reference in this prospectus. See "Documents Incorporated by Reference" and "Where You Can Find More Information."

                                 RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating an investment in our securities.

WE HAVE SIGNIFICANT INDEBTEDNESS AND WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS

     We are highly leveraged and have significant debt service requirements. As of December 31, 1998, our total indebtedness was $1.12 billion, representing 112% of total capitalization, and our interest expense for the twelve months ended December 31, 1998 was $63.9 million.

     Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

     . a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;

     . covenants contained in the agreements evidencing our debt obligations require us to meet many financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and

     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, based on our current level of operations, management believes that existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt. We cannot assure, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt or to make necessary capital expenditures. In addition, we cannot assure that we will be able to raise additional capital for any refinancing of our debt in the future.

WE HAVE EXPERIENCED CONTINUING LOSSES, NEGATIVE CASH FLOW AND FLUCTUATIONS IN OPERATING RESULTS

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt. Although we have experienced revenue growth on an annual basis with revenue increasing from $84.4 million in 1996 to $121.9 million in 1997 to $259.6 million in 1998, we have incurred losses and experienced negative earnings before interest expense and interest income, taxes, depreciation and amortization, other income and expense, and charge for acquired in-process research and development ("EBITDA") during each of such periods. We expect to continue to operate at a net loss and experience negative EBITDA in the near term as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $55.1 million, $46.0 million and $264.9 million and have incurred negative EBITDA of $28.0 million, $21.2 million and $42.1 million for each of the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, we had an accumulated deficit of $427.6 million. We cannot assure that we will be able to achieve or sustain profitability or positive EBITDA.

     Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors, include, among others:

     . general economic conditions and specific economic conditions in the Internet access industry;

     .  user demand for Internet services;

     . capital expenditures and other costs relating to the expansion of operations of our network;

     .  the introduction of new services by us or our competitors;

     . the mix of services sold and the mix of channels through which those services are sold;

     .  pricing changes and new product introductions by us and our competitors;

     . delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

     .  potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

WE ARE PARTIALLY DEPENDENT ON OUR SUBSIDIARIES FOR REPAYMENT OF DEBT

     We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our cash flow from operations and consequently our ability to service our debt, including our 10% senior notes and 11 1/2% senior notes, is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries have no obligation, contingent or otherwise, to make any funds available to us for payment of the principal of or interest on many of our debt obligations, including our 10% senior notes and 11 1/2% senior notes. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

     Our subsidiaries' creditors will have priority to the assets of such subsidiaries over the claims of PSINet and the holders of our indebtedness. One exception is that if such subsidiaries have provided guarantees of our indebtedness and if loans made by us to our subsidiaries are recognized as indebtedness, they will not have such priorities. In any event, our 10% senior notes and 11 1/2% senior notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of December 31, 1998, our subsidiaries had approximately $133.5 million of total liabilities, including trade payables and accrued liabilities, to which holders of our 10% senior notes and 11 1/2% senior notes are structurally subordinated. Under the terms of agreements evidencing our debt obligations, some of our subsidiaries are restricted in their ability to incur debt in the future.

WE MAY NOT BE ABLE TO FUND THE EXPANSION WE WILL NEED TO REMAIN COMPETITIVE

     In order to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At December 31, 1998, we were obligated to make future payments that total $103.7 million for acquisitions of global fiber-based telecommunications bandwidth, including indefeasible rights of use or other rights. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and indefeasible rights of use. Although we are currently unable to estimate the extent of such additional costs, we currently anticipate that our capital expenditures in 1999 will be consistent with those in 1998.

     We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, we believe that we will have a reasonable degree of flexibility to adjust the amount and timing of these capital expenditures in response to market conditions, competition, our then-existing financing capabilities and other factors. We also believe that working capital generated from the use of acquired bandwidth, together with other existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations.

     We may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS AND STRATEGIC ALLIANCES RELATING TO DIFFICULTIES IN INTEGRATING COMBINED OPERATIONS, INCURRENCE OF ADDITIONAL DEBT TO FINANCE ACQUISITIONS AND OPERATIONS OF ACQUIRED BUSINESSES, POTENTIAL DISRUPTION OF OPERATIONS AND RELATED NEGATIVE IMPACT ON EARNINGS, AND INCURRENCE OF SUBSTANTIAL EXPENSES THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     Growth through acquisitions represents a principal component of our business strategy. Over the 18 months ended March 31, 1999, we acquired 20 Internet service providers in nine of the 20 largest global telecommunications markets. We expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances both domestically and internationally. Any such future acquisitions or strategic alliances would be accompanied by the risks commonly encountered in acquisitions or strategic alliances. Such risks include, among other things:

     . the difficulty of integrating the operations and personnel of the companies;

     .  the potential disruption of our ongoing business;

     . the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and

     . the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or strategic alliances. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, we cannot assure that our integration of acquired companies' operations will be successfully accomplished. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

     As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is ''acquired in-process research and development,'' which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, in connection with acquisitions or strategic alliances, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

     We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

OUR GROWTH AND EXPANSION MAY STRAIN OUR ABILITY TO MANAGE OUR OPERATIONS AND OUR FINANCIAL RESOURCES

     Our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. We have approximately 500 points-of-presence and we plan to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and plan to continue to do so. We anticipate that our Carrier and Internet Service Provider Services business unit, as well as other business growth, may require continued enhancements to and expansion of our network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     Our continued growth may also increase our need for qualified personnel. We cannot assure that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, results of operations and financial condition:

     . our inability to continue to upgrade our networking systems or our operating and financial control systems;

     . our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;

     . our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or

     . our inability to adequately respond to the emergence of unexpected expansion difficulties.

WE FACE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF BANDWIDTH FROM NETWORK SUPPLIERS, INCLUDING OUR STRATEGIC ALLIANCE WITH IXC COMMUNICATIONS INC., RELATING TO OUR DEPENDENCE ON THEIR ABILITY TO SATISFY THEIR OBLIGATIONS TO US, THE POSSIBILITY THAT WE MAY NEED TO INCUR SIGNIFICANT EXPENSES TO UTILIZE BANDWIDTH AND THEIR ABILITY TO BUILDOUT THEIR NETWORKS UNDER CONSTRUCTION THAT COULD ADVERSELY AFFECT OUR ABILITY TO UTILIZE ACQUIRED BANDWIDTH

     We are subject to a variety of risks relating to our recent acquisitions of fiber-based telecommunications bandwidth from our various global network suppliers, including our strategic alliance with IXC Communications Inc., and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

     . the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;

     . the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;

     . the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and

     . the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

     We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth.

INTERNATIONAL EXPANSION IS A KEY COMPONENT OF OUR BUSINESS STRATEGY AND, IF WE ARE UNABLE TO COMPLETE THIS EXPANSION, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED

     A key component of our business strategy is our continued expansion into international markets. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure that we will be able to obtain the permits and operating licenses required for us to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to continue to expand our international presence, there are risks inherent in doing business on an international level. Such risks include:

     . unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;

     .  difficulties in staffing and managing foreign operations;

     .  longer payment cycles and problems in collecting accounts receivable;

     . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

     .  technology export and import restrictions or prohibitions;

     .  delays from customs brokers or government agencies;

     . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

     . potentially adverse tax consequences, which could adversely impact the success of our international operations.

     We cannot assure that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

     In particular, we have also recently made significant investments in Japan, which is currently experiencing a severe economic recession. Other Asian-Pacific countries in which we operate are also experiencing economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL AND COULD BE AFFECTED BY THE LOSS OF THEIR SERVICES

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the personal abilities of our senior executive management, including William L. Schrader, our Chairman of the Board and Chief Executive Officer and the founder of PSINet,

Harold S. Wills, our President and Chief Operating Officer, and Edward D. Postal, our Senior Vice President and Chief Financial Officer. We have employment agreements with Messrs. Wills and Postal. The loss of the services of any one of them could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND ON SUPPLIERS AND COULD BE AFFECTED BY CHANGES IN SUPPLIERS OR DELAYS IN DELIVERY OF THEIR PRODUCTS AND SERVICES

     We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Moreover, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

     We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities, which connect dial-up customers to our network. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

     Many of the vendors from whom we purchase telecommunications bandwidth, including the regional bell operating companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which we are charged by the regional bell operating companies and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

THE TERMS OF OUR FINANCING ARRANGEMENTS MAY RESTRICT OUR OPERATIONS

     Our financing arrangements are secured by substantially all of our assets and stock of some of our subsidiaries. These financing arrangements require that we satisfy many financial covenants. Our ability to satisfy these financial covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's consent. Our failure to comply with the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. In the event of a default under the financing arrangements, our lenders would be entitled to accelerate the indebtedness outstanding thereunder and foreclose upon the assets securing such indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities, including the holders of the notes. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF OUR SYSTEMS AND THOSE OF OUR SUPPLIERS FAIL BECAUSE OF YEAR 2000 PROBLEMS

     The commonly referred to Year 2000 ("Y2K") problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

          1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

          2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We have developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We have engaged a third party consultant to perform an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment of these systems has been completed and, while some minor changes are necessary, we believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. Our U.S. chief information officer has developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We anticipate that our U.S. internal systems will be Y2K ready by June 30, 1999. We are in the process of completing an inventory of our internal systems that we use in Canada, United Kingdom, Europe and Asia to determine the status of their Y2K compliance. Each international office has plans in place to test, upgrade or, if necessary, replace components of its internal systems to ensure they are Y2K compliant. We anticipate that our international operations will be Y2K compliant by the end of the third quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team that meets weekly to examine our network on a worldwide basis. This team of operational staff have conducted inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is planned to be made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We anticipate that our network will be Y2K compliant by the end of the second quarter of 1999. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team is developing a contingency plan to address any potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

     Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

     In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

     .    the failure of a material third party's business;

     .    a financial institution's inability to take and transfer funds;

     .    an interruption in delivery of supplies from vendors;

     .    a loss of voice and data connections;

     .    a loss of power to our facilities; and

     . other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

     We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

     While we believe that we are adequately addressing the Y2K issue, we can not assure that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet completed a contingency plan to handle a worst case scenario. We expect to have such contingency plan in place by September 30, 1999.

WE FACE A HIGH LEVEL OF COMPETITION IN THE INTERNET SERVICES INDUSTRY

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

     Our current and prospective competitors include other national, regional and local Internet service providers, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have a significantly greater market presence, brand recognition and financial, technical and personnel resources than us.

     We compete with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional bell operating companies, to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from Internet service providers to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's recently announced plans to acquire Frontier Corp. (and Frontier's acquisition of Global Center) and AT&T's purchase of IBM's global communications network are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     The predominant on-line service providers, including America Online, CompuServe, Microsoft Network and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers. However, America Online's recent acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and xDSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings.

     As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

     As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS COULD RESULT IN OUR COMPETITORS DEVELOPING OR OBTAINING ACCESS TO BANDWIDTH AND TECHNOLOGIES THAT CARRY MORE INFORMATION FASTER THAN OUR BANDWIDTH AND TECHNOLOGY AND, CONSEQUENTLY, RENDER OUR BANDWIDTH OR TECHNOLOGY OBSOLETE

     Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies.

     We cannot assure that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render many of our assets technologically uncompetitive or obsolete. As we accept bandwidth from IXC and our other existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, many of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

     Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED THROUGH NETWORK

     The law relating to liability of Internet service providers for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an Internet service provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not be applicable in other circumstances. Other courts have held that online service providers and Internet service providers may, under some circumstances, be subject to damages for copying or distributing copyrighted materials. Provisions of the Communications Decency Act which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case. The imposition upon Internet service providers or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

     We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

     The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including us.

FCC REGULATIONS MAY LIMIT THE SERVICES WE CAN OFFER

     Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on our business. We can not assure that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us. Although the FCC has recently decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization license from the FCC to provide global facilities-based and global resale telecommunications services. Our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on us and to change our regulatory classification, which may adversely affect our business.

     Our subsidiaries have also received competitive local exchange carrier certification in New York, Virginia, Colorado and Texas, have applied for competitive local exchange carrier certification in Maryland and California, and we are considering the financial, regulatory and operational implications of becoming a competitive local exchange carrier in other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     An important issue for competitive local exchange carriers is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay competitive local exchange carriers reciprocal compensation. In October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up Internet service provider traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by Internet service providers. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed. There can be no assurance that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a competitive local exchange carrier, as well as increasing our costs for PRIs generally.

IF WE EXPERIENCE SYSTEM FAILURE OR SHUTDOWN, WE MAY NOT BE ABLE TO DELIVER SERVICES

     Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among points-of-presence to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure that we will not experience failures or shutdowns relating to individual points-of-presence or even catastrophic failure of the entire network.

     We carry business personal property insurance at both scheduled locations and unscheduled locations to protect us against losses due to property damage and business interruption. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of many services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

ALTHOUGH WE HAVE IMPLEMENTED NETWORK SECURITY MEASURES, OUR NETWORK MAY BE SUSCEPTIBLE TO VIRUSES, BREAK-INS OR DISRUPTIONS

     We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

RISK ASSOCIATED WITH DEPENDENCE ON TECHNOLOGY AND WITH PROPRIETARY RIGHTS

     Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights as well. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time, we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     We have recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and xDSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of xDSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. If we introduce new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by us or our customers, we cannot assure that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. Our failure to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

WE WILL RETAIN A SIGNIFICANT AMOUNT OF DISCRETIONARY AUTHORITY OVER THE USE OF NET PROCEEDS OF THE OFFERING

     We will retain a significant amount of discretion over the application of the net proceeds of the offering of the securities. Because of the number and variability of factors that determine our use of the net proceeds of the offering, there can be no assurance that such applications will not vary substantially from our current intentions. Pending such utilization, we intend to invest the net proceeds of the offering in short-term investment grade and government securities. See "Use of Proceeds."

THE MARKET PRICE AND TRADING VOLUME OF OUR STOCK MAY BE VOLATILE

     The market price and trading volume of our common stock has been and may continue to be highly volatile. Factors such as variations in our revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving our competitors or price reductions by us, our competitors or providers of alternative services could cause the market price of our common stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology-based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS ON OUR COMMON STOCK

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our debt securities and credit facility contain limitations on our ability to declare and pay cash dividends.

FORWARD-LOOKING STATEMENTS

     Some of the information contained in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions. We cannot assure that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout this prospectus, including risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     Unless otherwise described in an applicable prospectus supplement, the proceeds from the sale of securities offered by this prospectus and each prospectus supplement will be used to repay certain indebtedness, for general corporate purposes and for possible acquisitions of businesses, telecommunications bandwidth and other assets.

                      RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERRED DIVIDENDS

     For purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of losses before income taxes, equity in loss of affiliate and fixed charges (interest charges and preferred dividend requirements of subsidiaries, adjusted to a pretax basis). Fixed charges consist of interest on all indebtedness, amortization of debt financing costs and that portion of rental expense which we believe to be representative of interest (deemed to be one-third of rental expense).

     Due to operating losses, we have a deficiency of earnings to cover combined fixed charges and preferred dividends for the periods indicated (in thousands of U.S. dollars):


                                              1994         1995         1996         1997           1998
                                           -----------  -----------  -----------  -----------  --------------
Deficiency of earnings to cover
   combined fixed charges and
   preferred dividends                      $  (5,307)  $  (52,956)   $  (54,449)  $  (46,489)  $  (265,796)
                                            =========   ==========    ==========   ==========   ===========

                     DESCRIPTION OF PREFERRED STOCK TO BE
                       OFFERED BY PROSPECTUS SUPPLEMENT

     We may issue from time to time under the registration statement of which this prospectus is a part shares of one or more series of our preferred stock. The following description summarizes general terms and provisions of the preferred stock to which any prospectus supplement may relate. The particular terms of any series of preferred stock and the extent to which these general provisions may apply to the series of preferred stock so offered will be described in the prospectus supplement relating to such preferred stock. The following summary of general provisions of the preferred stock does not purport to be complete, and is qualified in its entirety by reference to the provisions of our Certificate of Incorporation, including the amendment to our Certificate of Incorporation relating to a specific series of the preferred stock, which will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

GENERAL

     Under our Certificate of Incorporation, we have the authority to issue up to 30,000,000 shares of our preferred stock par value $.01 per share. As of the date of this prospectus, 1,000,000 shares of our preferred stock were designated as Series A Junior Participating Preferred Stock in connection with our Shareholder Rights Plan, of which none have been issued. For a description of the relative rights, preferences, privileges and restrictions of the previously designated series of our preferred stock, see "Description of Capital Stock - Preferred Stock."

     Our Board of Directors is authorized to issue shares of our preferred stock, in one or more series, and to fix the rights, preferences, privileges and restrictions of such series and such other qualifications, limitations or restrictions as are permitted by the New York Business Corporation Law.

     Our Board of Directors is authorized to determine for each series of preferred stock, and the prospectus supplement with respect to each such series shall set forth the following:

          (1) the designation of such shares and the number of shares that constitute such series;

          (2) the dividend rate, or the method of calculation thereof, if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

          (3)  the dividend periods, or the method of calculation thereof;

          (4)  the voting rights of the shares;

          (5) the liquidation preference and the priority as to payment upon liquidation, dissolution or winding-up of PSINet;

          (6) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at our option;

          (7) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities;

          (8) whether the shares of such series of preferred stock will be listed on a securities exchange;

          (9) any special United States Federal income tax considerations applicable to such series; and

          (10) the other rights and privileges, if any, of such series.

DIVIDENDS

     Holders of shares of our preferred stock shall be entitled to receive, when, as and if declared by our Board of Directors out of our funds legally available therefor, dividends payable in cash or such other property and at such dates and such rates, if any, as may be set forth in the applicable prospectus supplement.

     Unless otherwise set forth in the applicable prospectus supplement, each series of our preferred stock will rank junior as to dividends to any shares of our preferred stock that may be issued in the future that is expressly senior as to dividends to such preferred stock. Unless otherwise set forth in the applicable prospectus supplement, no dividends, other than in shares of our common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation, shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon our common stock, or any other shares of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends, nor shall any common stock or any other shares of our capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for other shares of our capital stock ranking junior to the preferred stock of such series as to dividends, unless:

          (1) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of such dividends set apart for all past dividend periods and the then current dividend period; and

          (2) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies previously deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment;

and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for shares of our stock ranking junior to the preferred stock as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

DEPOSIT ACCOUNT

     No series of preferred stock will be entitled to payments from a deposit account, nor will the initial purchasers of preferred stock deposit any amounts in a deposit account, except as set forth in the applicable prospectus supplement.

CONVERTIBILITY

     No series of preferred stock will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement.

REDEMPTION AND SINKING FUND

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement.

LIQUIDATION RIGHTS

     Unless otherwise set forth in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding-up of PSINet, the holders of shares of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (1) any other shares of our preferred stock ranking junior to such series of preferred stock as to rights upon liquidation, dissolution or winding-up and (2) shares of our common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of our capital stock ranking senior to such series of preferred stock as to the rights upon liquidation, dissolution or winding-up shall have been paid, or a sum set aside therefor sufficient to provide for payment, in full. If upon any liquidation, dissolution or winding-up of PSINet, the amounts payable with respect to the preferred stock, and any other shares of our preferred stock ranking as to any such distribution on a parity with the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Unless otherwise specified in a prospectus supplement for a series of preferred stock, neither our consolidation or merger with another corporation nor a sale of securities by us shall be considered a liquidation, dissolution or winding-up of PSINet.

VOTING RIGHTS

     Holders of preferred stock will not have any voting rights, except as set forth below or in the applicable prospectus supplement to which such Preferred Stock relates or as otherwise from time to time required by law. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock will have one vote for each share held.

     So long as any shares of any series of preferred stock remain outstanding, we shall not, without the affirmative vote of holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time, voting separately as a class with all other series of our preferred stock upon which like voting rights have been converted and are exercisable:

          (1) issue or increase the authorized amount of any series of our capital stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

          (2) amend, alter or repeal the provisions of our Certificate of Incorporation relating to such series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preferred or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of our authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to the preferred stock as to dividends and upon liquidation, dissolution or winding-up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

     The holders of preferred stock will have no preemptive rights. The preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable subject to Section 630 of the New

York Business Corporation Law. Shares of preferred stock redeemed or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments, except as may be set forth in an applicable prospectus supplement. Payment of dividends on any series of the preferred stock are currently restricted by, and may continue to be restricted by, the terms of loan agreements, indentures and other transactions to which we are currently or may become a party. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement.

NO OTHER RIGHTS

     The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our Certificate of Incorporation or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

                         DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share.

     The following summary of our capital stock and provisions of our Certificate of Incorporation, Amended and Restated By-laws, and Shareholders Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of or Certificate of Incorporation, Amended and Restated By-laws, and Shareholders Rights Plan. Copies of our Certificate of Incorporation, Amended and Restated By-laws, and Shareholders Rights Plan have been filed with the Securities and Commission. See "Available Information."

COMMON STOCK

     At March 31, 1999, approximately 56,298,800 shares of common stock were outstanding. In addition, a total of approximately 11,288,706 shares of common stock were reserved for issuance in connection with outstanding stock options, 50,000 shares were reserved for issuance in connection with outstanding warrants to purchase common stock and a total of 1,755,823 additional shares were reserved for issuance under our Executive Stock Option Plan, Executive Stock Incentive Plan, Director's Stock Incentive Plan and Strategic Stock Incentive Plan.

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority shareholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by our Board of Directors out of funds legally available for payment. In the event of a liquidation, dissolution or winding up of PSINet, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock to be outstanding upon completion of this offering will by fully paid and non-assessable, subject to Section 630 of the New York Business Corporation Law.

     Under Section 630 of the New York Business Corporation Law, the ten largest shareholders of PSINet may become personally liable for unpaid wages and debts to our employees if our capital stock ceases to be listed on a national or an affiliated securities association.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "PSIX."

PREFERRED STOCK

     Our Board of Directors has the authority to issue up to 30,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. As of the date of this prospectus, 1,000,000 shares of our preferred stock were designated as Series A Junior Participating Preferred Stock, $.01 per value per share, in connection with our Shareholder Rights Plan, no shares of which have been issued. Our Board of Directors may designate and authorize the issuance of new series of our preferred stock with voting and other rights that could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation and could have the effect of delaying, deferring or preventing a change in control of PSINet.

     In November 1997, we issued 600,000 shares of our Series B 8% Convertible Preferred Stock in a private placement for approximately $30.0 million. During the first quarter of 1999, all outstanding shares of the Series B preferred stock, which accrued dividends at an annual rate of 8%, were converted into an aggregate of 3,000,000 shares of our common stock. As a result of this conversion, we are no longer required to pay the 8% annual dividends under the terms of the Series B preferred stock. Effective upon this conversion, the formerly outstanding shares of Series B preferred stock have resumed the status of authorized and unissued shares of our preferred stock undesignated as to series, and are available for future issuance as described in the immediately preceding paragraph.

     For a description of general terms and provisions of one or more new series of preferred stock which may be offered by means of a separate prospectus supplement, see "Description of Preferred Stock To Be Offered By Prospectus Supplement."

REGISTRATION RIGHTS

     In connection with our acquisitions of InterCon Systems Corporation in June 1995 and Software Ventures Corporation in July 1995, we granted registration rights with respect to an aggregate of approximately 1,683,819 shares of our common stock and options to purchase 543,347 shares of our common stock issued to former InterCon and Software Ventures shareholders. All such shares of common stock and other securities are called the "registrable shares". Pursuant to registration rights agreements between us and the former shareholders of InterCon and Software Ventures, respectively, the original holders of registrable shares or their permitted transferees are entitled to registration rights with respect to their registrable shares. If, prior to May 8, 2000, we propose to register any of our securities under the Securities Act of 1933, the holders of registrable shares will be entitled to notice thereof and, subject to restrictions, to include their registrable shares in such registration. Furthermore, one or more holders of registrable shares may require us on up to five occasions prior to September 30, 2006 to register their shares on Form S-3, subject to specified conditions and limitations and provided that such holders are not permitted to require such registration more frequently than once every six months. The former InterCon shareholders are entitled to three demand registrations and one Form S-3 registration; and some of the former Software Ventures shareholders are entitled to a single demand registration and a single Form S-3 registration, subject to specified conditions and limitations and provided that any demand must be at an aggregate offering price to the public of at least $1.0 million and no demand may be made within six months of a prior demand. The right of holders of registrable shares to include their shares in an underwritten registration is subject to the right of the underwriters to limit the number of shares included in the offering. Subject to limitations, we are required to bear all registration, legal (for no more than one independent legal counsel for all selling holders of registrable shares) and other expenses in connection with these registrations, other than underwriting discounts and commissions, and must provide appropriate indemnification. These registration rights rank ratably.

     In connection with the private placement of our Series B preferred stock, we granted registration rights to the holders of our Series B preferred stock with respect to 600,000 shares of Series B preferred stock, which were recently converted into an aggregate of 3,000,000 shares of our common stock. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding paragraph, except that we were required to file a registration statement on Form S-3 with respect to the shares of common stock issuable upon conversion of the Series B Preferred Stock pursuant to demand registration rights exercised by the holders of the Series B Preferred Stock, which registration statement was declared effective by the Securities and Exchange Commission on April 24, 1998, and at any time prior to November 17, 2000 when that registration statement is not effective, the former holders of Series B Preferred Stock may be entitled to notice and piggyback registration rights, which are not subject to an underwriter's cutback.

     In connection with the transactions contemplated by the IRU Purchase Agreement between us and IXC, we granted registration rights to IXC with respect to 10,165,779 shares of our common stock issued to IXC. These registration rights rank ratably with and are substantially similar to those described in the immediately preceding two paragraphs except that IXC is entitled to notice and piggyback registration rights at any time, IXC may make up to three separate demands to have us file a registration statement under the Securities Act of 1933 with respect to an underwritten public offering, and IXC is entitled to one demand registration on Form S-3 every six months.

     No holder of registration rights exercised its rights in respect of the registration of the securities offered pursuant to this prospectus.

NEW YORK ANTI-TAKEOVER LAW, CERTAIN CHARTER AND BY-LAW PROVISIONS AND OTHER ANTI-TAKEOVER CONSIDERATIONS

     As a New York corporation, we are subject to the provisions of Section 912 of the New York Business Corporation Law and will continue to be so subject if and for so long as we have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, at least 25% of our total employees are employed primarily within New York or at least 250 employees are so employed and at least 10% of our voting stock is owned beneficially by residents of the State of New York. Section 912 provides, with certain exceptions, which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to the New York corporation's certificate of incorporation providing that the corporation would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to
Section 12 of the Exchange Act, that a New York corporation may not engage in a "business combination" (e.g., merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person first became an interested shareholder unless:

          (1) the transaction resulting in a person becoming an interested shareholder, or the business combination, was approved by the board of directors of the corporation prior to that person becoming an interested shareholder;

          (2) the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder; or

          (3) the business combination meets certain valuation requirements for the stock of the New York corporation.

An "interested shareholder" is defined as any person that:

     (a) is the beneficial owner of 20% or more of the outstanding voting stock a New York corporation; or

     (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the then outstanding voting stock.

These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of our outstanding common stock after this offering.

     Our Certificate of Incorporation and Amended and Restated By-laws contain provisions intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and of the policies formulated by the Board which may discourage a future unsolicited takeover of PSINet. These provisions could have the effect of discouraging some attempts to acquire PSINet or remove incumbent management, including incumbent members our Board of Directors, even if some or a majority of our shareholders deemed such an attempt to be in their best interests.

     Our Certificate of Incorporation or Amended and Restated By-laws, as applicable, among other things:

          (1) provide that the number of directors will be not fewer than three nor more than nine, with the exact number of directors to be determined from time to time by resolution adopted by a majority of our Board of Directors;

          (2) provide for a classified Board of Directors consisting of two classes of directors having staggered terms of two years each, with each of the classes required to consist of at least three directors;

          (3) subject to any rights of holders of our preferred stock which may be granted by our Board of Directors in the future and except as otherwise provided by Section 706(d) of the New York Business Corporation Law, provide that directors may be removed only for cause;

          (4) subject to any rights of holders of our preferred stock which may be granted by our Board of Directors in the future, permit vacancies on the Board of Directors that may occur between annual meetings and any newly created seats to be filled only by the Board of Directors and not by the shareholders;

          (5) limit the right of shareholders to call special meetings of shareholders;

          (6) prohibit shareholders from proposing amendments to our Certificate of Incorporation;

          (7) require any shareholder who wished to bring any proposal before a meeting of our shareholders or to nominate a person to serve as a director to give written notice thereof and certain related information at least 60 days prior to the date one year from the date of our immediately preceding annual meeting, if such proposal or nomination is to be submitted at an annual meeting, and within ten days of the giving of notice to our shareholders, if such proposal or nomination is to be submitted at a special meeting;

          (8) require the affirmative vote of at least two-thirds of our capital stock entitled to vote to amend certain provisions of our Certificate of Incorporation and to amend our Amended and Restated By-laws; and

          (9) provide that our Board of Directors, without action by our shareholders, may issue and fix the rights and preferences of shares of our preferred stock.

These provisions may have the effect of delaying, deferring or preventing a change of control of PSINet without further action by our shareholders, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

SHAREHOLDER RIGHTS PLAN

     Each outstanding share of our common stock has attached to it a preferred stock purchase right (a "right"). The rights also attach to most future issuances of common stock. Subject to exceptions, each right will entitle the registered holder to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $75 per right.

     Subject to exceptions, the right will become exercisable upon the occurrence of the earlier of:

          . an announcement that a person or group of affiliated or associated persons (each, an "acquiring person") has acquired beneficial ownership of 20.50% or more of our outstanding common stock (other than persons who acquire ownership pursuant to a tender offer or exchange offer which is for all outstanding shares of our common stock, or persons who acquire ownership directly from us, William L. Schrader, our Chairman and Chief Executive Officer, or his or our affiliates so long as such persons beneficially own less than 50% of our outstanding common stock); or

          . an announcement or commencement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20.50% or more of the outstanding shares of our common stock (the earlier of such dates being called the "distribution date").

In such event, each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right, subject to exceptions, to receive upon exercise thereof a number of shares (or portions of shares) of Series A preferred stock or, at the discretion of our Board of Directors, a number of additional shares of common stock as set forth in the Rights Plan.
The acquisition of shares of our common stock by IXC or its controlled affiliates pursuant to the IRU purchase agreement between IXC and us, however, will not render it an acquiring person. In addition, Ralph J. Swett, the former Chairman of IXC, will not become an acquiring person solely by reason of the issuance or exercise of options, if any, granted to him in his capacity as a director of PSINet.

     All rights expire on June 5, 2006, unless the rights are earlier redeemed or exchanged by us or expire earlier upon the consummation of certain transactions. Shares of our Series A preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will be entitled, when, as and if declared, to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. No dividend may be declared on the common stock without the concurrent declaration of a dividend on the Series A preferred stock. In the event of liquidation, holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock; thereafter, holders of the Series A preferred stock and the holders of common stock will share pari passu per share in any of our remaining assets. Each share of our Series A preferred stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person which will thereupon become void, will thereafter have the right (the "flip-in right") to receive, upon exercise of a right at the then current exercise price of the right, that number of one one-thousandths of a share of Series A preferred stock or, in the discretion of our Board of Directors, that number of shares of common stock or, in certain circumstances, other of our securities, having a market value of two times the exercise price of the right. The flip-in right provisions do not apply to a merger or other business combination with a person who has acquired shares of our common stock pursuant to certain transactions approved by our Board of Directors (each, a "permitted offer").

     In the event that, after a person or group has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold or transferred, except pursuant to a permitted offer, proper provision will be made so that each holder of a right, other than rights beneficially owned by an acquiring person which will have become void, will thereafter have the right (the "flip-over right") to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the person with which we have engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the right. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

     At any time prior to the earlier to occur of a person becoming an acquiring person or the expiration of the rights, and under other specified circumstances, we may redeem the rights at a redemption price of $.01 per right. We may, at our option, pay the redemption price in shares of our common stock. After the date that a person becomes an acquiring person, we may redeem the then outstanding rights, at the redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of shares of common stock are treated alike.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed, a substantial number of rights being acquired, or the offer being deemed a permitted offer under the Rights Plan. However, the rights should not interfere with any merger or other business combination in connection with a permitted offer or that is approved by us because the rights are redeemable under specified circumstances.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company of New York is the transfer agent and registrar for our common stock. Its telephone number for such purposes is (201) 222-4099.

                           DESCRIPTION OF INDEBTEDNESS

     The following summaries of our existing indebtedness do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the Securities and Exchange Commission and to which reference is hereby made. See "Where You Can Find More Information."

CREDIT FACILITY

     In September 1998, we entered into a new three-year senior secured revolving credit facility, pursuant to which The Chase Manhattan Bank
("Chase") is acting as administrative agent, to replace our existing bank credit arrangements in the United States. The credit facility is a secured revolving credit facility with borrowing availability thereunder in the maximum principal amount of $110 million.

     Interest.   Borrowings under the credit facility bear interest at our
option, at:

     (a) the London interbank offered rate for deposits in U.S. Dollars for the relevant period multiplied by the statutory reserve rate plus the Applicable Margin ("Eurodollar Rate"), or

     (b) the higher of Chase's prime rate or the Federal Funds effective rate plus 1/2 of 1%, plus the Applicable Margin ("ABR Rate"). The Applicable Margin varies based on the Leverage Ratio, as defined in the credit facility, as of the most recent determination date. Currently, the Applicable Margin is 1.75% for ABR Rate borrowings and 2.75% for Eurodollar Rate borrowings.

     Guarantees and Security.   Our obligations under the credit facility are
guaranteed by each existing and subsequently acquired or organized domestic subsidiary of ours which owns or maintains at least $1,000,000 in assets or generates at least $1,000,000 in annual revenues, and are secured by a lien on substantially all of our assets and the assets of each of our subsidiary guarantors and by a pledge by us and each of our subsidiary guarantors of all capital stock and other equity interests owned by us and such subsidiary guarantors (65% in the case of equity interests in foreign subsidiaries).

     Covenants.   The credit facility contains covenants and provisions that restrict, among other things, our and our subsidiaries' ability to:

          (1) make dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments;

          (2)  make prepayments, redemptions and repurchases of indebtedness;

          (3)  incur liens and enter into sale-leaseback transactions;

          (4)  make certain loans and investments;

          (5)  incur additional indebtedness and certain contingent obligations;

          (6)  effect certain mergers, acquisitions and asset sales;

          (7)  engage in certain transactions with affiliates;

          (8)  effect certain changes in business conducted by us; and

          (9)  amend and waive certain debt and other agreements.

The credit facility also requires the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum debt-to-annualized adjusted revenue ratio, a minimum aggregate balance of nonrestricted cash and available borrowings and a minimum EBITDA test. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure." In addition, the credit facility requires a reduction in the maximum amount of availability and prepayments, if required as a result of such reduction, equal to the net proceeds received from certain asset sales aggregating more than $5 million and from certain casualty events.

     Events of Default. Events of default under the credit facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults with and cross acceleration to other indebtedness, including the 10% senior notes and the 11 1/2% senior notes, the occurrence of a change in control (as defined in the credit facility) and certain events of bankruptcy, insolvency and reorganization.

10% SENIOR NOTES

     We have outstanding $600.0 million aggregate principal amount of our 10% Senior Notes due 2005. The 10% senior notes are senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 10% senior notes were issued under an Indenture dated as of April 13, 1998 between us and Wilmington Trust Company, as trustee.

     The 10% senior notes will mature on February 15, 2005. Interest on the 10% senior notes is payable semi-annually on August 15 and February 15 of each year, commencing August 15, 1998. The 10% senior notes are redeemable at our option, in whole or in part, at any time on or after February 15 of 2002, 2003 and 2004 at 105%, 102.5% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2001, we may redeem up to 35% of the original aggregate principal amount of the 10% senior notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 10% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a "change of control" (as defined in the 10% senior notes indenture), we will be required to make an offer to purchase all of the 10% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 10% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 10% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 10% senior notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

       (1) limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding certain permitted payments and investments;

       (2) limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding certain permitted incurrences of debt;

       (3) limitation on our and our subsidiaries' incurrence of liens, unless the 10% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding certain permitted liens;

       (4) limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on its capital stock, payment of indebtedness owed to us or any of our other subsidiaries, making of investments in us or any other of our subsidiaries, or transfer of any properties or assets to us or any of our other subsidiaries, excluding permitted encumbrances and restrictions;

       (5) limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

       (6)  limitation on certain transactions with our affiliates;

       (7) limitation on the ability of any or our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes on the same terms as the guarantee of such indebtedness;

       (8) limitation on certain sale and leaseback transactions by us or our subsidiaries;

       (9) limitation on certain issuances and sales of capital stock of our subsidiaries; and

       (10) limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

     The events of default under the 10% senior notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 10% senior notes, cross-defaults on other indebtedness for borrowed monies in excess of $10 million, which indebtedness would therefore include indebtedness outstanding under the credit facility, certain judgments or orders for payment of money in excess of $10 million, and certain events of bankruptcy, insolvency and reorganization.

11 1/2%  SENIOR NOTES

     We have outstanding $350.0 million aggregate principal amount of our 11 1/2% senior notes due 2008. The 11 1/2% senior notes are our senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 11 1/2% senior notes were issued under an Indenture dated as of November 3, 1998, as amended, between us and Wilmington Trust Company, as Trustee.

     The 11 1/2% senior notes will mature on November 1, 2008. Interest on the 11 1/2% senior notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1999. The 11 1/2% senior notes are redeemable at our option, in whole or in part, at any time on or after November 1 of 2003, 2004, 2005 and 2006 at

105.70%, 103.833%, 101.917% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to November 1, 2001, we may redeem up to 35% of the original aggregate principal amount of the 11 1/2% senior notes at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 11 1/2% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the 11 1/2% senior notes indenture), we will be required to make an offer to purchase all of the 11 1/2% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11 1/2% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 11 1/2% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 11 1/2% senior notes indenture contains certain financial covenants with which we must comply, which are substantially identical to those contained in the indenture governing our 10% senior notes described above under "--10% Senior Notes."

     The events of default under the 11 1/2% senior notes indenture are substantially identical to those contained in the indenture governing our 10% senior notes described above under "--10% Senior Notes."

                               PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters pursuant to an underwriting agreement for public offering and sale in the United States or eligible foreign jurisdictions by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

     Underwriters may offer and sell securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

     Underwriters and dealers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M of the Securities and Exchange Commission. In general, a passive market maker may not bid for or purchase shares of our common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% or its average daily trading volume in shares of our common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of our common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon by Nixon, Hargrave, Devans & Doyle LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon, Hargrave, Devans & Doyle LLP currently own in the aggregate less than one percent of our common stock.

                                     EXPERTS

     The consolidated financial statements of PSINet Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference in this prospectus the following documents:


     1. Our annual report on Form 10-K for our fiscal year ended December 31, 1998. This report contains:


          . audited consolidated balance sheets for us and our subsidiaries as of December 31, 1998 and 1997

          . related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1998, 1997 and 1996

     2.   Our current reports on Form 8-K dated

          . July 31, 1997 (solely insofar as it relates to our Shareholder Rights Agreement dated May 8, 1996, as amended)

          .    August 20, 1997

     3. Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812)

     4. Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812)

     We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

     Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED IN THIS PROSPECTUS OR DELIVERED TO YOU WITH IT. YOU MAY REQUEST, AND WE WILL SEND TO YOU, WITHOUT CHARGE, COPIES OF THESE DOCUMENTS, OTHER THAN EXHIBITS TO THESE DOCUMENTS, WHICH WE WILL SEND TO YOU FOR A REASONABLE FEE. REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, PSINET INC., 510 HUNTMAR PARK DRIVE, HERNDON, VIRGINIA 20170 (TELEPHONE (703) 904-4100).

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.

     This prospectus and the accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

     This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the term of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have file with the SEC, including the registration statement, at the following SEC public reference rooms:

     Judiciary Plaza          7 World Trade Center      Northwest Atrium Center

   450 Fifth Street, N.W.                    Suite 1300               500 West Madison Street
        Room 1024                    New York, New York 10048                Suite 1400
   Washington, DC 20549                                               Chicago, Illinois 60661

     You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the SEC's Web Site at http://www.sec.gov.

     Our common stock is listed on the Nasdaq National Market under the symbol "PSIX," and our SEC filings can also be read and obtained at the following Nasdaq address:

                            The Nasdaq Stock Market
                                Reports Section
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table itemizes the expenses, other than underwriting discounts and commissions, estimated to be incurred by us in connection with the offering of the securities being registered hereunder. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

          Item                                                 Amount
          ----                                                 ------
          Securities and Exchange Commission Registration Fee..$  278,000
          Nasdaq Listing Fee...................................    17,500
          Blue Sky Fees and Expenses...........................    10,000
          Printing and Engraving Expenses......................   400,000
          Legal Fees and Expenses..............................   400,000
          Transfer Agent and Registrar Fees and Expenses.......    10,000
          Accounting Fees and Expenses.........................    75,000
          Miscellaneous........................................   309,500
                                                               ----------

          TOTAL................................................$1,500,000
                                                               ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the registrant has broad powers to indemnify its directors, officers and other employees. These sections

              (1) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,

              (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses,

              (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and

              (4) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

       As permitted by Section 721 of the BCL, the registrant's By-laws provide that the registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

       Article EIGHTH of the registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that:

              (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or

              (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

              (3)  his acts violated section 719 of the BCL.

The registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. The Company also has purchased directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

       The following is a list of all exhibits filed as part of or to be incorporated by reference in this Registration Statement.

       1.1     Form of Underwriting Agreement.*

       2.1 IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

       2.2 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

       2.3 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

       2.4 Agreement dated as of November 10, 1997 between iSTAR internet inc. and PSINet.

       2.5 Pre-Acquisition Agreement between PSINet and iSTAR internet inc., dated December 23, 1997.

       2.6 Share Purchase Agreement dated as of October 1, 1998 among PSINet Japan Inc., a subsidiary of PSINet, Tokyo Internet Corporation and Secom Co., Ltd.

       3.1     Form of Certificate of Amendment for the new preferred stock.*

       4.1     Form of 10% Senior Notes due 2005.

       4.2 Indenture dated as of April 13, 1998 between the Company and Wilmington Trust Company, as trustee.

       4.3 Indenture dated as of November 3, 1998 between the Company and Wilmington Trust Company, as trustee.

       4.4     First Supplemental Indenture dated as of November
               12, 1998 between the Company and Wilmington Trust
               Company, as Trustee.

       4.5 Form of 11 1/2% Senior Notes due 2008, Series A, as amended.

       4.6     Form of 11 1/2% Senior Notes due 2008, Series B.

       4.7     Form of Common Stock Certificate.

       4.8     Form of Common Stock Certificate (name change).

       4.9 Articles Fourth, Fifth, Sixth, Ninth and Tenth of the Certificate of Incorporation of PSINet, as amended.

       4.10    Article I of the Amended and Restated By-laws of
               PSINet, as amended.

       4.11 Forms of Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A - Certificate of Amendment; Exhibit B - Form of Rights Certificate; and Exhibit C - Summary of Rights to Purchase Shares of Preferred Stock.

       4.12    Amendment No. 1, dated as of July 21, 1997, to
               Rights Agreement, dated as of May 8, 1996, between
               PSINet and First Chicago Trust Company of New
               York, as Rights Agent.

       4.13    Amendment No. 2, dated as of July 31, 1997, to the
               Rights Agreement dated as of May 8, 1996 between PSINet and First Chicago Trust Company of New York, as Rights Agent.

       5.1     Opinion of Nixon, Hargrave, Devans & Doyle LLP.*

       7.1 Opinion of Nixon, Hargrave, Devans & Doyle LLP regarding tax matters (contained in Exhibit 5.1).*


       12      Statements re: Computation of Ratios.***

       23.1    Consent of Nixon, Hargrave, Devans & Doyle LLP.*

       23.2    Consent of PricewaterhouseCoopers LLP.


       24      Power of Attorney.***

   * To be filed, as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

  ** Not deemed filed for purposes of Section 11 of the Securities Act of 1933, Section 18 of the Securities Exchange Act of 1934 and Section 323 of the Trust Indenture Act of 1939 or otherwise subject to the liabilities of such sections and not deemed part of any registration statement to which such exhibit relates.


  ***  Previously filed.

ITEM 17.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, as amended, shall be deemed to be a part of this registration statement as of the time it was declared effective.

       (5) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on April 12, 1999.
                              PSINET INC.


                              By:  /s/ Edward D. Postal
                                 -----------------------------------
                                       Edward D. Postal
                                       Senior Vice President
                                       and Chief Financial Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.


                Name                                  Title                             Date
                ----                                  -----                             ----
   /s/ William L. Schrader*             Chairman, Chief Executive Officer           April 12, 1999
----------------------------            and Director (Principal Executive
       William L. Schrader                          Officer)


    /s/ Harold S. Wills*                President, Chief Operating Officer          April 12, 1999
----------------------------                and Director
        Harold S. Wills

    /s/ David N. Kunkel*                Executive Vice President, General           April 12, 1999
----------------------------              Counsel and Director
        David N. Kunkel

    /s/ Edward D. Postal                Senior Vice President and Chief             April 12, 1999
----------------------------              Financial Officer (Principal
        Edward D. Postal                      Financial Officer)


                Name                                  Title                             Date
                ----                                  -----                             ----
   /s/ Michael J. Malesardi*              Vice President and Controller             April 12, 1999
---------------------------------         (Principal Accounting Officer)
       Michael J. Malesardi

   /s/ William H. Baumer*                           Director                        April 12, 1999
---------------------------------
       William H. Baumer


       /s/ Ralph J. Swett*                          Director                        April 12, 1999
---------------------------------
           Ralph J. Swett

       /s/ Ian P. Sharp*                            Director                        April 12, 1999
---------------------------------
         Ian P. Sharp


*By:  /s/ Edward D. Postal
      ------------------------
      Edward D. Postal
      Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                         DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------
    1.1       Form of Underwriting  Agreement                       *

    2.1       IRU and Stock Purchase Agreement dated as of July     Incorporated by reference from Exhibit 2.1 to
              22, 1997 between IXC Internet Services, Inc. and      Amendment No. 2 to PSINet's Quarterly Report on
              PSINet                                                Form 10-Q for the quarter ended June 30, 1996
                                                                    located under Securities and Exchange
                                                                    Commission File No. 0-25812

    2.2       First Amendment to IRU and Stock Purchase Agreement   Incorporated by reference from Exhibit A to
              dated as of July 22, 1997 between IXC Internet        PSINet's Proxy Statement on Schedule 14A dated
              Services, Inc. and PSINet                             December 19, 1997 located under Securities and
                                                                    Exchange Commission File No. 0-25812 ("December
                                                                    1997 Proxy Statement")

    2.3       Second Amendment to IRU and Stock Purchase            Incorporated by reference from Exhibit A to the
              Agreement dated as of July 22, 1997 between IXC       December 1997 Proxy Statement
              Internet Services, Inc. and PSINet

    2.4       Agreement dated as of November 10, 1997 between       Incorporated by reference from Exhibit 2 to
              iSTAR internet inc. and PSINet                        PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended September 30, 1997 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812

    2.5       Pre-Acquisition Agreement between PSINet and iSTAR    Incorporated by reference from Exhibit 10.1 to
              internet inc., dated December 23, 1997                PSINet's Current Report on Form 8-K dated
                                                                    January 7, 1998 located under Securities and
                                                                    Exchange Commission File No. 0-25812

    2.6       Share Purchase Agreement dated as of October 1,       Incorporated by reference from Exhibit 2.1 to
              1998 among PSINet Japan Inc., a subsidiary of         PSINet's Current Report on Form 8-K dated
              PSINet, Tokyo Internet Corporation and Secom Co.,     October 16, 1998 located under Securities and
              Ltd.                                                  Exchange Commission File No. 0-25812

    3.1       Form of Certificate of Amendment for the new          *
              preferred stock

    4.1       Form of 10% Senior Notes due 2005                     Incorporated by reference from Exhibit 4.1 to
                                                                    PSINet's Current Report on Form 8-K dated April
                                                                    22, 1998 located under Securities and Exchange
                                                                    Commission File No. 0-25812 ("April 22, 1998
                                                                    8-K")

    4.2       Indenture dated as of April 13, 1998 between PSINet   Incorporated by reference from Exhibit 4.2 to
              and Wilmington Trust Company, as Trustee              the April 22, 1998 8-K

    4.3       Indenture dated as of November 3, 1998 between        Incorporated by reference from Exhibit 4.1 to
              PSINet and Wilmington Trust Company, as Trustee       PSINet's Current Report on Form 8-K dated
                                                                    November 3, 1998 located under Securities and
                                                                    Exchange Commission File No. 0-25812

  EXHIBIT
   NUMBER                         DESCRIPTION                                           LOCATION
------------  ----------------------------------------------------  ------------------------------------------------
    4.4       First Supplemental Indenture dated as of November     Incorporated by reference from Exhibit 4.1 to
              12, 1998 between PSINet and Wilmington Trust          PSINet's Quarterly Report on Form 10-Q for the
              Company, as Trustee                                   quarter ended September 30, 1998 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1998 10-Q")

    4.5       Form of 11 1/2% Senior Notes due 2008, Series A, as   Incorporated by reference from Exhibit 4.2 to
              amended                                               the September 1998 10-Q

    4.6       Form of 11 1/2% Senior Notes due 2008, Series B       Incorporated by reference from PSINet's
                                                                    Registration Statement on Form S-4 declared
                                                                    effective on February 16, 1999 located under
                                                                    Securities and Exchange Commission File No.
                                                                    333-68385

    4.7       Form of Common Stock Certificate                      Incorporated by reference from Exhibit 4.1 to
                                                                    the May 1995 Registration Statement

    4.8       Form of Common Stock Certificate (name change)        Incorporated by reference from Exhibit 4.1A to
                                                                    PSINet's Registration Statement on Form S-1
                                                                    declared effective on December 14, 1995 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 33-99610

    4.9       Articles Fourth, Fifth, Sixth, Ninth and Tenth of     Incorporated by reference from Exhibit 4.3 to
              the Certificate of Incorporation of PSINet, as        PSINet's Annual Report on Form 10-K for the
              amended                                               fiscal year ended December 31, 1998 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 0-25812 ("1998 10-K")

    4.10      Article I of the Amended and Restated By-laws of      Incorporated by reference from Exhibit 3.8 to
              PSINet, as amended                                    PSINet's 1998 10-K

    4.11      Forms of Rights Agreement, dated as of May 8, 1996,   Incorporated by reference from Exhibit 1 to
              between PSINet and First Chicago Trust Company of     PSINet's Registration Statement on Form 8-A
              New York, as Rights Agent, which includes as          dated June 3, 1996 located under Securities and
              Exhibit A - Certificate of Amendment; Exhibit B -     Exchange Commission File No. 0-25812
              Form of Rights Certificate; and Exhibit C - Summary
              of Rights to Purchase Shares of Preferred Stock

    4.12      Amendment No. 1, dated as of July 21, 1997, to        Incorporated by reference from Exhibit 4.1.1 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 1, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

    4.13      Amendment No. 2, dated as of July 31, 1997, to        Incorporated by reference from Exhibit 4.1.2 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 20, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

    5.1       Opinion of Nixon, Hargrave, Devans & Doyle LLP        *

  EXHIBIT
   NUMBER                        DESCRIPTION                                         LOCATION
------------  ----------------------------------------------------  ------------------------------------------------
    7.1       Opinion of Nixon, Hargrave, Devans & Doyle LLP        Contained in Exhibit 5.1
              regarding tax matters

     12       Statements re: Computation of Ratios                  **

    23.1      Consent of Nixon, Hargrave, Devans & Doyle LLP        Contained in Exhibit 5.1

    23.2      Consent of PricewaterhouseCoopers LLP                 Filed herewith

     24       Power of Attorney                                     **

________________________________
* To be filed, as applicable to a particular offering of security as an exhibit to a Current Report on Form 8-K pursuant to Registration S-K, Item 601(b).


** Previously Filed.




                                      -3-